Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 4 to Registration Statement No. 333-142893 of our reports dated March 25, 2010, relating to the consolidated financial statements of CPG International Inc. and Subsidiaries and the effectiveness of CPG International Inc. and Subsidiaries’ internal control over financial reporting, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

April 30, 2010